Exhibit 99.1

Contact:	Amedisys, Inc.
Director of Investor Relations
Kevin B. LeBlanc
225.292.2031
kleblanc@amedisys.com

AMEDISYS REAFFIRMS 2008 GUIDANCE, STRONG CASH COLLECTIONS AND

REDUCED DAY’S SALES OUTSTANDING

BATON ROUGE, Louisiana (November 20, 2008)—Amedisys, Inc. (Nasdaq: “AMED”, “we”, “our”), one of America’s leading home health nursing companies, today announced that we have reaffirmed our previously stated 2008 guidance that net service revenue is anticipated to be in the range of $1.150 billion to $1.175 billion, excluding the effects of future acquisitions, if they are made. 2008 diluted earnings per share is expected to be in the range of $3.20-$3.25 based on an estimated 26.9 million shares outstanding, after adding back TLC integration costs and also excluding the effects of future acquisitions, if they are made.

Day’s sales outstanding (DSO) has been reduced by three and one-half days at the end of October due to strong cash collections during the month. As we have stated previously, we expect further improvements in DSO.

Amedisys, Inc. is headquartered in Baton Rouge, Louisiana. Its common stock trades on the Nasdaq Global Select Market under the symbol “AMED”.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Many of the factors that could cause or contribute to such differences are described in the Company’s periodic reports and registrations statements filed with the Securities and Exchange Commission, and include, but are not limited to the following: general economic and business conditions, changes in or failure to comply with existing regulations or the inability to comply with new government regulations on a timely basis, changes in Medicare and other medical reimbursement levels, ability to complete acquisitions announced from time to time, and any financing related thereto, the ability to meet debt service requirements and to comply with covenants in debt agreements, adverse changes in federal and state laws relating to the health care industry, demographic changes, availability and terms of capital, ability to attract and retain qualified personnel, ongoing development and success of new start-ups, ability to successfully integrate newly acquired agencies, changes in estimates and judgments associated with critical accounting policies, business disruption due to natural disasters or acts of terrorism, and various other matters, many of which are beyond management’s control. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Additional information on the Company can be found at:

www.amedisys.com